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                                                                     EXHIBIT 2.1


                        PURCHASE AND ASSUMPTION AGREEMENT

                                     Between

                    SECURITY BANK AND TRUST COMPANY OF ALBANY

                                       and

                            MERCHANTS & FARMERS BANK

                              Execution Copy Dated
                                    10/29/01

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                        PURCHASE AND ASSUMPTION AGREEMENT

                                                                        Page

ARTICLE I    TRANSFER OF ASSETS AND LIABILITIES                           1
        Section 1.1.   Transferred Assets                                 1
        Section 1.2.   Purchase Price                                     2
        Section 1.3.   Deposit Liabilities                                4
        Section 1.4.   Loans Transferred                                  6
        Section 1.5.   Safe Deposit Business                              8
        Section 1.6.   Employee Matters                                   8
        Section 1.7.   Records and Data Processing                       10
        Section 1.8.   Security                                          10
        Section 1.9.   Taxes and Fees; Proration of Certain Expenses     10
        Section 1.10.  Real Property                                     11
        Section 1.11.  Form 8594                                         13
ARTICLE II   CLOSING AND EFFECTIVE TIME                                  13
        Section 2.1.   Effective Time                                    13
        Section 2.2.   Closing                                           13
        Section 2.3.   Post-Closing Adjustments                          16
ARTICLE III  INDEMNIFICATION                                             17
        Section 3.1.   Seller's Indemnification of Purchaser             17
        Section 3.2.   Purchaser's Indemnification of Seller             17
        Section 3.3.   Claims for Indemnity                              17
        Section 3.4.   Limitations on Indemnification                    18
ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF SELLER                    18
        Section 4.1.   Corporation Organization                          18
        Section 4.2.   No Violation                                      19
        Section 4.3.   Corporate Authority                               19
        Section 4.4.   Enforceable Agreement                             19
        Section 4.5.   No Brokers                                        19
        Section 4.6.   Personal Property                                 19
        Section 4.7.   Real Property                                     20
        Section 4.8.   Condition of Property                             21
        Section 4.9.   Loans                                             21
        Section 4.10.  Deposit Liabilities                               21
        Section 4.11.  Obligations to Employees                          22
        Section 4.12.  No Suits or Proceedings                           22
        Section 4.13.  No Liabilities                                    22
        Section 4.14.  True Statement                                    22
        Section 4.15.  Financial Data                                    22
        Section 4.17.  Limitation of Representations and Warranties      22
ARTICLE V    REPRESENTATIONS AND WARRANTIES OF PURCHASER                 23
        Section 5.1.   Corporate Organization                            23
        Section 5.2.   No Violation                                      23
        Section 5.3.   Corporate Authority                               23


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        Section 5.4.   Enforceable Agreement                             23
        Section 5.5.   No Brokers                                        24
ARTICLE VI   OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME    24
        Section 6.1.   Full Access                                       24
        Section 6.2.   Delivery of Magnetic Media Records                24
        Section 6.3.   Data Processing                                   25
        Section 6.4.   Application for Approval to Effect Purchase of
                       Assets and Assumption of Liabilities              25
        Section 6.5.   Conduct of Business; Maintenance of Properties    25
        Section 6.6.   No Solicitation by Seller                         26
        Section 6.7.   Restrictions on New Offices                       27
        Section 6.8.   Further Actions                                   27
        Section 6.9.   Fees and Expenses                                 27
        Section 6.10.  Breaches with Third Parties                       27
        Section 6.11.  Insurance                                         27
        Section 6.12.  Public Announcements                              27
        Section 6.13.  Tax Reporting                                     28
        Section 6.14.  Employee Information                              28
        Section 6.15.  Transition Period                                 28
ARTICLE VII  CONDITIONS TO PURCHASER'S OBLIGATIONS                       28
        Section 7.1.   Representations and Warranties True               28
        Section 7.2.   Obligations Performed                             28
        Section 7.3.   No Adverse Litigation                             29
        Section 7.4.   Regulatory Approval                               29
ARTICLE VIII CONDITIONS TO SELLER'S OBLIGATIONS                          29
        Section 8.1.   Representations and Warranties True               29
        Section 8.2.   Obligations Performed                             29
        Section 8.3.   No Adverse Litigation                             29
ARTICLE IX   TERMINATION                                                 30
        Section 9.1.   Methods of Termination                            30
        Section 9.2.   Procedure Upon Termination                        31
        Section 9.3.   Payment of Expenses                               32
ARTICLE X    MISCELLANEOUS PROVISIONS                                    32
        Section 10.1.  Amendment and Modification                        32
        Section 10.2.  Waiver of Extension                               32
        Section 10.3.  Assignment                                        32
        Section 10.4.  Confidentiality                                   32
        Section 10.5.  Addresses for Notices, Etc.                       33
        Section 10.6.  Counterparts                                      34
        Section 10.7.  Headings                                          34
        Section 10.8.  Governing Law                                     34
        Section 10.9.  Sole Agreement                                    34
        Section 10.10. Severability                                      34
        Section 10.11. Parties in Interest                               34

                                      iii

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                        PURCHASE AND ASSUMPTION AGREEMENT

         THIS AGREEMENT, dated as of October 29, 2001, by and between SECURITY BANK AND TRUST COMPANY OF ALBANY, a banking corporation chartered under the laws of the State of Georgia having its principal offices in Albany, Georgia ("Seller"), and MERCHANTS & FARMERS BANK, a banking corporation chartered under the laws of the State of Georgia having its principal offices in Donalsonville, Georgia ("Purchaser"):

                                   WITNESSETH:

         WHEREAS, Seller wishes to divest, upon the terms and conditions set forth herein, certain assets and certain deposit and other liabilities of its branch office located at 104 East Crawford Street, Colquitt, Georgia 31737-0035 (the "Banking Center");

         WHEREAS, Seller owns, or will own at the Effective Time (as defined in Section 2.1 below), all real estate and improvements on the real estate at the Banking Center and the other assets associated with the Banking Center as described in Section 1.1(a); and

         WHEREAS, Purchaser wishes to buy such assets and assume such liabilities upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, Seller and Purchaser agree as follows:

                                    ARTICLE I
                       TRANSFER OF ASSETS AND LIABILITIES

Section 1.1. Transferred Assets

     (a) As of the Effective Time (as defined in Section 2.1 below) and upon the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase from Seller, all of the following assets associated with the Banking Center and identified in this Agreement and the Exhibits hereto, and not otherwise excluded from sale pursuant to the provisions of Subsection 1.1 (b) below:

          (1) subject to Section 1.10 hereof, all right, title and interest of Seller in and to all real estate and improvements thereon at the Banking Center, as more particularly described on
               Exhibit 1.1(a)(1) (the "Real Property"), together with all rights and appurtenances pertaining thereto;

          (2) except as provided in Section 1. l(b), all right, title and interest of Seller in the furniture, fixtures, leasehold improvements, equipment, permits, licenses, warranties, certificates and other tangible personal property located on or affixed to the Real Property or related to the business at the Banking Center (the "Personal Property");

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          (3)  all safe deposit contracts and leases for the safe deposit boxes located at the Banking Center as of the Effective Time (the
               "Safe Deposit Contracts");

          (4)  all loans transferred pursuant to Section 1.4; and

          (5) all coins and currency located at the Banking Center as of the Effective Time (the "Coins and Currency").

     (b) Excluded from the assets, properties and rights being transferred, conveyed and assigned to Purchaser under this Agreement are the assets listed on Exhibit 1.1(b) hereto, which list may be amended by the
                    --------------
          mutual agreement of Seller and Purchaser, debit and credit card merchant services agreements related to customers of the Banking Center, Seller's rights in and to the name "Security Bank and Trust Company of Albany" and any of Seller's corporate logos, trademarks, trade names, signs, paper stock, forms and other supplies containing any such logos, trademarks or trade names (the "Excluded Assets"). Seller shall coordinate with Purchaser to remove the Excluded Assets from the Banking Center on or prior to the Effective Time. Seller shall remove the Excluded Assets at its own cost and shall repair any damage to the Real Property and Personal Property caused by the removal of the Excluded Assets.

Section 1.2 Purchase Price

     (a) As consideration for the purchase of the Banking Center, Purchaser shall pay Seller a purchase price equal to the sum of the following:

          (1) The Fair Market Value (as defined in Section 1.2(d) hereof) for the Real Property;

          (2) An amount to be agreed upon by Purchaser and Seller prior to the Effective Time for the Personal Property;

          (3) A premium for the Deposit Liabilities (as defined in Section 1.3(a) hereof), franchise value, and goodwill related to the Banking Center equal to 8.6% of the Net Book Value of the Deposit Liabilities;

          (4) The Net Book Value (as defined in Section 1.2(e) hereof), including accrued interest, but excluding any loan loss reserve or general reserve for the Loans as set forth in Section 1.4 hereof; and

          (5)  The face amount of the Coins and Currency.

     (b) In addition, Purchaser shall assume, as of the Effective Time, all of the duties, obligations and liabilities of Seller relating to the Safe Deposit Contracts and the

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          Deposit Liabilities (including all accrued interest relating thereto);
          provided, that any cash items paid by Seller and not cleared prior to the Effective Time shall be the responsibility of Seller, subject to the terms of Section 1.3 below.

     (c) Attached hereto as part of Exhibit 4.16 is a Balance Sheet dated September 30, 2001, of the Banking Center (the "Balance Sheet") showing the assets to be sold and the liabilities to be assumed based on the Seller's book values as of September 30, 2001, using generally accepted accounting principles consistently applied ("GAAP"). Seller shall prepare a balance sheet (the "Pre-Closing Balance Sheet"), in accordance with GAAP, as of a date not earlier than 30 calendar days prior to the Effective Time anticipated by the parties (the "Pre-Closing Balance Sheet Date") reflecting the assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder all based on Seller's book value of such assets and liabilities except for the Real Property, which shall be based on its Fair Market Value, as defined in Section 1.2(d) hereof. The Pre-Closing Balance Sheet shall be based upon the Balance Sheet with any additions, deletions and adjustments following the date of the Balance Sheet to be made in accordance with the terms herewith. Purchaser shall have ten (10) days prior to the Effective Time to review the Pre-Closing Balance Sheet. If Purchaser reasonably disputes any items set forth thereon, then the parties shall use their best efforts to mutually agree on a method to resolve any disputed items. When the Pre-Closing Balance Sheet is reasonably acceptable to Purchaser, then Seller agrees to pay to Purchaser at the Closing (as defined in Section 2.1 hereof), in immediately available funds, the excess amount, if any, of the amount of Deposit Liabilities assumed by Purchaser pursuant to subsection (b) above as reflected by the Pre-Closing Balance Sheet over the aggregate purchase price computed in accordance with subsection (a) above, as reflected by the Pre-Closing Balance Sheet. Purchaser agrees to pay Seller at the Closing, in immediately available funds, the excess, if any, of the aggregate purchase price computed in accordance with subsection (a) above, as reflected by the Pre-Closing Balance Sheet over the amount of Deposit Liabilities assumed by Purchaser pursuant to subsection (b) above as reflected by the Pre-Closing Balance Sheet. Amounts paid at Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet (as defined in Section 2.3 hereof).

     (d) For purposes of this Agreement, "Fair Market Value" means the fair market value, as of a date not earlier than 60 calendar days prior to the Effective Time, determined by an independent, certified, commercial real estate appraiser to be selected by the Seller, at Seller's expense, and reasonably acceptable to Purchaser.

     (e) For purposes of this Agreement, "Net Book Value" means the value as of the Effective Time, determined from the Post-Closing Balance Sheet, of the Seller's book value of the assets being purchased or liabilities being assumed hereunder; provided, however, that such value shall not include the loan loss reserve attributable to any Loan (as defined in Section 1.4 hereof) or any general reserve.

Section 1.3. Deposit Liabilities

     (a) "Deposit Liabilities" shall mean all of Seller's duties, obligations and liabilities relating to the deposit accounts located at the Banking Center as of the Effective Time excluding the deposit accounts described on Exhibit 1.3(a).

     (b) Except for those liabilities and obligations specifically assumed by Purchaser under Section 1.2(b) above, Purchaser is not assuming any other liabilities or obligations. Liabilities not assumed include, but are not limited to, the following:

          (1) Seller's official checks, interest checks, CD interest checks and accounts payable checks issued prior to closing, consignments of U.S. Government "E" and "EE" bonds and any and all traveler's checks;

          (2) Liabilities or obligations with respect to any litigation, suits, claims, demands or governmental proceedings arising, commenced or made known to Seller prior to Closing and related to the Banking Center;

          (3) Deposit accounts associated with lines of credit where the line of credit is excluded in accordance with Section 1.4 (b);

          (4) Deposit accounts associated with qualified retirement plans where Seller is the trustee of such plan or the sponsor of a prototype plan used by such plan;

          (5)  Self-directed individual retirement accounts, if any; and

          (6) Liabilities associated with employment or employee benefit obligations accruing in favor of any employee of the Banking Center prior to the Effective Time.

     (c) Seller does not represent or warrant that any deposit customers whose accounts are assumed by Purchaser will become or continue to be customers of Purchaser after the Effective Time.

     (d) Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over the counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser.

     (e) If, after the Effective Time, any depositor, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities assumed, shall demand payment from

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          Seller for all or any part of any such assumed Deposit Liabilities,
          Seller shall forward to Purchaser any paper checks, drafts or withdrawal orders presented to it relating thereto, and Seller shall not be liable or responsible for making any such payment; provided, that if Seller shall pay any properly drawn and executed check, draft or order, Purchaser agrees to reimburse Seller for any such payments, and Seller shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts or withdrawal orders and any such representations or warranties implied by law are hereby expressly disclaimed; provided, however, that Seller shall seek reimbursement for any breach of warranties or representations from a collecting bank if requested to do so by Purchaser and shall remit any proceeds obtained from any such claim to Purchaser. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of checks, drafts, withdrawal orders, returns and other items presented to and properly paid by Seller within 60 calendar days after the Effective Time and drawn on or chargeable to accounts that have been assumed by Purchaser; provided, however, that Seller shall be held harmless and indemnified by Purchaser for acting in accordance with such arrangements.

     (f) Purchaser agrees, at its cost and expense, (1) to assign new account numbers to depositors of assumed accounts, after the Effective Time,
          (2) to notify such depositors, on or before the Effective Time, in a form and on a date mutually acceptable to Seller and Purchaser, of Purchaser's assumption of Deposit Liabilities, and (3) to furnish such depositors, after the Effective Time, with checks on the forms of Purchaser and with instructions to utilize Purchaser's checks and to destroy unused check, draft and withdrawal order forms of Seller. (If Purchaser so elects, Purchaser may offer to buy from such depositors their unused Seller check, draft and withdrawal order forms.) In addition, subsequent to regulatory approval, Seller will notify its affected customers by letter of the pending assignment of Seller's deposit accounts to Purchaser and will encourage such customers to maintain their deposit relationships with Purchaser, which notice shall be at Seller's cost and expense and shall be in a form mutually agreeable to Seller and Purchaser.

     (g) Purchaser agrees to pay promptly to Seller an amount equivalent to the amount of any checks, drafts or withdrawal orders credited to an assumed account as of the Effective Time that are returned to Seller after the Effective Time.

     (h) As of the Effective Time, Purchaser will assume and discharge Seller's duties and obligations in accordance with the terms and conditions and laws, rules and regulations that apply to the certificates, accounts and other Deposit Liabilities assumed under this Agreement.

     (i) As of the Effective Time, Seller shall assign and transfer to Purchaser and Purchaser will maintain and safeguard in accordance with applicable law and sound banking practices all account documents including originals, deposit contracts, signature cards, deposit slips, canceled items and other records related to the Deposit Liabilities assumed under this Agreement, subject to Seller's right of access to such records as provided in this Agreement.

     (j) Seller will render a final statement to each depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time and will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts through the Effective Time; provided, however, that Seller shall not be obligated to render a final statement on any account not ordinarily receiving periodic statements in the ordinary course of Seller's business. Seller will be entitled to impose normal fees and service charges on a per-item basis, but Seller will not impose periodic fees or blanket charges in connection with such final statements.

     (k) As of the Effective Time, Purchaser, at its expense, will notify all Automated Clearing House ("ACH") originators of the transfers and assumptions made pursuant to this Agreement; provided, however, that Seller may, at its option, notify all such originators itself (on behalf of Purchaser) also at the expense of Purchaser. For a period of 60 calendar days beginning on the Effective Time, Seller will honor all ACH items related to accounts assumed under this Agreement which are mistakenly routed or presented to Seller. Seller will make no charge to Purchaser for honoring such items, and will electronically transmit such ACH data to Purchaser. If Purchaser cannot receive an electronic transmission, Seller will make available to Purchaser at Seller's operations center receiving items from the ACH tapes containing such ACH data. Items mistakenly routed or presented after the 60-day period should be returned to the presenting party.

     (l) As of the Effective Time, Purchaser agrees to use its reasonable best efforts to collect from Purchaser's customers amounts equal to any Visa or MasterCard chargebacks under the MasterCard and Visa Merchant Agreements between Seller and its customers in amounts equal to any deposit items returned to Seller after the Effective Time which were honored by Seller prior to the Effective Time and remit such amounts so collected to Seller.

Section 1.4 Loans Transferred

     (a) Seller will transfer to Purchaser as of the Effective Time, subject to the terms and conditions of this Agreement, all of Seller's right, title and interest in (including collateral relating thereto) loans maintained, serviced and listed in Seller's general ledger as loans of the Banking Center (collectively, the "Loans"); provided, however, the Loans shall not include any loans described in subsection (b) below. Such Loans (as well as any security interests related thereto) shall be transferred by means of a blanket (collective) assignment and not individually (except as may be otherwise required by law). Purchaser shall inform Seller not less than 15 calendar days prior to the Effective Time of any case in which individual assignments will be required by law.

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     (b)  Notwithstanding the provisions of subsection (a) above, the Loans shall not include the $2,300,000 accounts receivable line of credit to Miller County Hospital (loan number ______________).

     (c) Seller and Purchaser agree that Purchaser will become the beneficiary of credit life insurance written on direct consumer installment loans, and coverage will continue to be the obligation of the current insurer after the Effective Time and for the duration of such insurance as provided under the terms of the policy or certificate. If Purchaser becomes the beneficiary of credit life insurance written on direct consumer installment loans, Seller and Purchaser agree to cooperate in good faith to develop a mutually satisfactory method by which the current insurer will make rebate payments to and satisfy claims of the holders of such certificates of insurance after the Effective Time. The parties' obligations in this section are subject to any restrictions contained in existing insurance contracts as well as applicable laws and regulations.

     (d) In connection with the transfer of any loans requiring notice to the borrower, Purchaser and Seller agree to comply with all notice and reporting requirements of the loan documents or of any law or regulation.

     (e) All Loans transferred to Purchaser shall be valued at their Net Book Value, such value to include accrued interest but exclude any loan loss reserve or general reserve related thereto.

     (f) All Loans will be transferred without recourse and without any warranties or representations as to their collectibility or the creditworthiness of any of the obligors of such Loans.

     (g) Purchaser will at its expense issue new coupon books for payment of Loans for which Seller provides coupon books with instructions to utilize Purchaser's coupons and to destroy coupons furnished by Seller.

     (h) After the Effective Time, Seller will promptly forward to Purchaser loan payments received by Seller in connection with the Loans.

     (i) As of the Effective Time, Seller shall transfer and assign all files, documents and records related to the Loans to Purchaser, including, but not limited to, the original promissory notes and security agreements, and Purchaser will be responsible for maintaining and safeguarding all such materials in accordance with applicable law and sound banking practices.

     (j) If the balance due on any Loan purchased pursuant to this Section 1.4 has been reduced by Seller as a result of a payment by check received prior to the Effective

          Time, which item is returned after the Effective Time, the asset value represented by the Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Purchaser to Seller promptly upon demand.

     (k) Seller shall grant to Purchaser as of the Effective Time a limited power of attorney, in substantially the form attached hereto as
          Exhibit 1.4(k) (the "Power of Attorney").

Section 1.5  Safe Deposit Business

     (a) As of the Effective Time, Purchaser will assume and discharge Seller's obligations with respect to the safe deposit box business at the Banking Center in accordance with the terms and conditions of contracts or rental agreements related to such business, and Purchaser will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them.

     (b) As of the Effective Time, Seller shall transfer and assign the records, including original documents, related to such safe deposit box business to Purchaser, and Purchaser shall maintain and safeguard all such records and be responsible for granting access to and protecting the contents of safe deposit boxes at the Banking Center.

Section 1.6  Employee Matters

     (a) Purchaser agrees to employ, on an "at will" basis, all of the employees employed by Seller at the Banking Center as of the Effective Time (the "Employees"), but Purchaser does not hereby assume any liability of Seller to the Employees.

          Subject to the limitation set forth below, Purchaser shall be allowed to meet with the Employees after the date of this Agreement to communicate its transition plan to the Employees. (This meeting is currently expected to take place on October 29, 2001.) Purchaser shall be allowed reasonable access to interview the Employees following the date of this Agreement.

          Notwithstanding anything in this Section 1.6(a) to the contrary, Seller and Purchaser shall jointly coordinate all communications with the Employees regarding the transaction contemplated hereby between the date hereof through the Effective Time.

          Employees shall receive full credit for their prior service with Seller under Purchaser's benefit plans and policies, including its vacation and sick leave policies. As of the Effective Time, the Employees and their dependents, if any, previously covered under Seller's health insurance plan shall be covered under Purchaser's health insurance plan without being subject to any pre-existing condition limitations or exclusions except those excluded under Seller's health insurance plan. Employees shall not be required to satisfy the deductible and employee payments required by Purchaser's comprehensive medical and/or dental plans for the calendar year of the Effective Time to the extent of amounts previously credited during such calendar year under comparable plans maintained by Seller. Employees shall receive full credit for their prior service with Seller for purposes of determining their participation eligibility and vesting rights under Purchaser's qualified retirement plans.

          Seller shall cause the Synovus qualified plans to be amended effective as of the date of Closing to fully (100%) vest the accrued benefits thereunder of all employees of the Seller on the date of Closing who have become participants in such plans by that time and who terminate their employment with the Seller as a result of the transactions contemplated by this Agreement (the "Affected Participants"). Seller shall cause the Synovus qualified plans to pay the Affected Participants their accrued benefits under such plans when and as provided in such plans, and for purposes of determining when such benefits become payable, the Affected Participants shall be deemed to have separated from service on the date of Closing. Purchaser shall not be obligated for, and Seller shall indemnify and hold Purchaser harmless from and against, all amounts owed or claimed to be owed to the Affected Participants under such Synovus qualified plans.

     (b) Seller makes no representations or warranties about whether any of the Employees will remain employed at the Banking Center after the Effective Time. Seller will use its best efforts to maintain the Employees as employees of Seller at the Banking Center until the Effective Time. Any Employee whose employment shall be terminated for any reason prior to the Effective Time or who shall elect not to be an employee of Purchaser shall be dealt with by Seller in its sole and absolute discretion. Seller agrees that, for a period of 12 months after the Effective Time, it will not solicit for employment any Employee who remains employed by Purchaser.

     (c) Purchaser agrees for a period of 12 months after the Effective Time it will not, without cause, terminate a Transferred Employee without paying to such Employee a severance benefit no less than the applicable severance benefit set forth in Exhibit 1.6(c); provided, that if a Transferred Employee is terminated for cause then Purchaser shall have no obligation to pay the employee any severance benefit. "For cause" as used herein shall mean a termination for any of the following reasons:

          (1) failure to follow reasonable instructions from the employee's supervisor;

          (2) conviction of or a plea of nolo contendere to a crime involving breach of trust, moral turpitude, theft or fraud or any felony;

          (3)  the failure to perform the duties assigned to the employee; or

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          (4)  willful commission of (A) acts involving dishonesty or fraud with respect to the Purchaser or (B) acts causing harm to the Purchaser.

Section 1.7  Records and Data Processing

     (a) As of the Effective Time, Purchaser shall become responsible for maintaining the files, documents and records referred to in this Agreement. Purchaser will preserve and safekeep them as required by applicable law and sound banking practice for the joint benefit of Seller and Purchaser. After the Effective Time, Purchaser will permit Seller and its representatives, for reasonable cause, at Purchaser's business hours at the Banking Center and upon reasonable notice and at Seller's expense, to examine, inspect, copy and reproduce any such files, documents or records as Seller deems reasonably necessary.

     (b) As of the Effective Time, Seller will permit Purchaser and its representatives, for reasonable cause, at reasonable times and upon reasonable notice and at Purchaser's expense, to examine, inspect, copy and reproduce files, documents or records retained by Seller regarding the assets and liabilities transferred under this Agreement as Purchaser deems reasonably necessary.

     (c) It is understood that certain of Seller's and Purchaser's records may be available only in the form of photocopies, film copies or other non-original and non-paper media.

Section 1.8 Security

         As of the Effective Time, Purchaser shall be solely responsible for the security of and insurance on all persons and property located in or about the Banking Center.

Section 1.9. Taxes and Fees; Proration of Certain Expenses

         Purchaser shall be responsible for the payment of all fees and taxes related to this transaction; except that Purchaser shall not be responsible for, or have any liability with respect to transfer tax on the Limited Warranty Deed (which Seller shall pay at closing), the cost of obtaining and recording any documents to release liens encumbering the Real Property and Personal Property, the costs of recording the Limited Warranty Deed or taxes on any income to Seller arising out of this transaction and Seller agrees that it shall pay, or represents that it has paid, in a timely manner any and all such income taxes. Purchaser shall not be responsible for any income tax liability of Seller arising from the business or operations of the Banking Center before the Effective Time, and Seller shall not be responsible for any tax liabilities of Purchaser arising from the business or operations of the Banking Center after the Effective Time. Real property taxes, personal property taxes, rent, salaries, deposit insurance premiums, other ordinary operating expenses of the Banking Center and other expenses related to the liabilities assumed or assets purchased hereunder shall be prorated between the parties as of the Effective Time. To the extent any such item has been prepaid by Seller for a period extending beyond the Effective Time, there shall be a proportionate monetary adjustment in favor of Seller.

         In the event that tax bills for the current year's taxes are not available as of the Effective Time, taxes shall be prorated based upon the tax bills for the previous year. Seller and Purchaser hereby agree that the parties shall, if necessary, re-prorate the taxes after Closing when actual tax bills for the current year are available. The provision of this paragraph shall survive the Closing.

Section 1.10. Real Property

     (a) Title Matters.
         -------------

          (1) Seller agrees to deliver to Purchaser within three (3) business days of the date of this Agreement copies of any environmental audits and all title information in possession of Seller pertaining to the Real Property, including, but not limited to, the deed vesting title to the Real Property in Seller, title insurance policies (together with true, complete and legible copies of all documents referred therein), attorneys' opinions on title, zoning letters and other zoning information, surveys, covenants, deeds, notes and mortgages and easements relating to the Real Property. Such delivery shall constitute no warranty by Seller as to the accuracy or completeness thereof or that Purchaser is entitled to rely thereon.

          (2) Purchaser agrees to notify Seller in writing within 45 calendar days after the date of this Agreement of any objectionable title matters or defects shown on a survey of the Real Property (which Purchaser at its own expense may obtain) related to the Real Property to which Purchaser objects (the "Title Defects"). Purchaser agrees that Title Defects shall not include real property taxes not yet due and payable and easements, restrictions, tenancies, and rights of way upon which the improvements do not encroach or which do not interfere with the use of the Real Property as a Banking Center. Seller shall make a good faith effort to correct any such Title Defect to Purchaser's reasonable satisfaction at least 10 calendar days prior to Closing; provided, however, that Seller shall not be obligated to bring any lawsuit or make any payments of money (except to pay liens, deeds to secure debt, mortgages, deeds of trust, or other monetary encumbrances that Seller does not dispute in good faith) to cure a Title Defect. If Seller is unable or unwilling to cure any such Title Defects to Purchaser's reasonable satisfaction, Purchaser shall have the option either to terminate this Agreement or to receive title in its then existing condition. Upon termination of this Agreement pursuant to this Section 1.10, neither party shall have any further liability to the other party under this Agreement.

          (3) Purchaser shall have the right to update title matters at Closing for any changes which may have arisen after the date of Purchaser's original title search. If such update indicates that any Title Defects have been placed of record since the date of Purchaser's original title search, and Purchaser objects thereto, then Seller may elect to delay the Closing with respect to the affected Real Property for up to 30 calendar days while Seller makes a good faith effort to cure any such Title Defect to Purchaser's reasonable satisfaction; provided that Seller shall not be obligated to bring any lawsuit or make any payments of money (except to pay liens, deeds to secure debt, mortgages, deeds of trust or other monetary encumbrance that Seller does not dispute in good faith) to cure a Title Defect. If Seller is unable or unwilling to cure any such Title Defect within such 30 day period, Purchaser shall have the option to receive title in the then existing condition or to terminate this Agreement, in which event neither party shall have any further liability to the other party under this Agreement.

     (b)  Environmental Matters.
          ---------------------

          Seller agrees to deliver to Purchaser within three (3) business days of the date of this Agreement all environmental and soil reports relating to the Real Property. Purchaser shall have the right to conduct such investigation of environmental matters with respect to the Real Property as it may require and shall report the results of any such investigation, together with any violation of applicable environmental law which impacts the Real Property or the use thereof as a banking center which its investigation may reveal, to Seller no later than 45 calendar days after the date of this Agreement; provided, however, that without the prior written consent of Seller, Purchaser shall not conduct any subsurface soil testing or ground water sampling or monitoring or undertake any other investigation which may require a permit or license from, or the reporting of the investigation or the results thereof to, a local or state environmental regulatory authority or the United States Environmental Protection Agency. If Purchaser's environmental investigation reveals any contamination, spill of Hazardous Substances (as hereinafter defined) or any violation of applicable environmental law which impacts the Real Property or the use thereof as a banking center, Seller shall have the right, but not the obligation, to cure any such contamination, spill or violation of law which is discovered by Purchaser's investigation. If Seller either refuses to give Purchaser written consent to conduct subsurface soil testing or ground-water testing or sampling or refuses to cure any contamination, spill of Hazardous Substances or any violation of applicable environmental law relating to the Real Property or the use thereof as a banking center (or cannot cure such violation within ten (10) calendar days prior to Closing), Purchaser shall have the option either to purchase the Real Property in its then existing condition, subject to a negotiated price reduction, or to terminate this Agreement, in which event neither party shall have any further liability to the other under this Agreement. Provided, however, Purchaser shall not have the right to terminate this Agreement in the event Seller refuses to cure any contamination, spill of Hazardous Substance or violation of applicable environmental law relating to the Real Property if such contamination, spill or violation of law will not have a material adverse effect on the business operations of the Banking Center.

     (c)  Casualty Loss.
          -------------

          If buildings or other improvements of the Banking Center are destroyed or materially damaged by fire or other casualty prior to the Effective Time and shall not be substantially repaired or replaced, the Purchaser shall have the right, exercisable by it not later than the earlier of the 20th calendar day after the event giving rise to such right or the Effective Time (1) to terminate this Agreement without liability to Seller by giving Seller written notice of such election or (2) to accept such improvements or land as destroyed or damaged together with the right to receive any insurance proceeds and to consummate this Agreement in accordance with its terms; provided, however, that any such proceeds in excess of the cost of repair or replacement shall be remitted to Seller.

Section 1.11. Form 8594

          Seller and Purchaser, or its parent holding company, agree to complete IRS Form 8594 in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and agree to provide the other party with a copy of such Form prior to its filing with the Internal Revenue Service.

                                   ARTICLE II
                           CLOSING AND EFFECTIVE TIME

Section 2.1. Effective Time

          The purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the "Closing") to be held at the offices of Seller in Colquitt, Georgia, at 10:00 a.m. local time within 31 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired, or at such other place, time or date on which the parties shall mutually agree. The effective time (the "Effective Time") shall be 5:00 p.m., local time, on the day on which the Closing occurs. It is understood that the Closing shall occur on a Friday, and on or before December 21, 2001, if possible. It is also understood that the Closing shall not be held after January 31, 2002.

Section 2.2. Closing

          (a) All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

          (b) At the Closing, subject to all the terms and conditions of this Agreement, Seller shall deliver to Purchaser or, in the case of subsections (b)(5), (6), (7) and (9), make reasonably available to Purchaser:

               (1) A limited warranty deed(s) with transfer taxes and recording fees paid transferring good and marketable title to the Real Property to Purchaser that (i) uses a legal description based on the deed vesting title to the Real Property in Seller (at Purchaser's request, Seller shall also deliver a quitclaim deed with a legal description based on Purchaser's survey and (ii) will be insured in an owner's policy issued by Chicago Title Insurance Company or another title insurance company at normal rates with standard exceptions deleted (provided Seller shall not be required to provide an updated survey of the Real Property);

               (2)  A Bill of Sale, in substantially the form attached hereto as
                    Exhibit 2.2(b)(2) (the "Bill of Sale"), transferring to Purchaser all of Seller's interest in the Personal Property and in the Loans;

               (3) An Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit 2.2(b)(3) (the "Assignment and Assumption Agreement"), assigning Seller's interest in the Safe Deposit Contracts and the Deposit Liabilities;

               (4) Consents from third persons that are required to effect the assignments set forth in the Assignment and Assumption Agreement, including, but not limited to, the lessors under any leases relating to the Banking Center (to the extent required by such leases);

               (5) Seller's keys to the safe deposit boxes and Seller's records related to the safe deposit box business at the Banking Center, including, but not limited to, the original safe deposit box rental agreements;

               (6) Seller's files and records related to the Loans including, but not limited to, the original promissory notes, security agreements and other loan documents;

               (7) Seller's records related to the deposit accounts assumed by Purchaser, including, but not limited to, the original deposit contracts and signature cards;

               (8) Immediately available funds in the net amount shown as owing to Purchaser by Seller on the Closing Statement, if any;

               (9)  The Coins and Currency;

               (10) Such of the other items of Personal Property to be purchased as shall be capable of physical delivery;

               (11) A certificate of a proper officer of Seller, dated as of the date of Closing, certifying to the fulfillment of all conditions which are the obligation of Seller and that all of the representations and warranties of Seller set forth in this Agreement remain true and correct in all material respects as of the Effective Time;

               (12) A certified copy of a resolution of the Board of Directors of Seller, or its Executive Committee, approving the sale of the Banking Center contemplated hereby;

               (13) Such certificates and other documents as Purchaser and its counsel may reasonably require to evidence the receipt by Seller of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement;

               (14) A Closing Statement, substantially in the form attached hereto as Exhibit 2.2(b)(14) (the "Closing Statement");

               (15) An affidavit of Seller certifying that Seller is not a
                    "foreign person" as defined in the federal Foreign Investment in Real Property Tax Act of 1980;

               (16) The Power of Attorney;

               (17) A title affidavit, substantially in the form attached hereto as Exhibit 2.2(b)(17); and

               (18) Possession of the Real Property and Personal Property.

               It is understood that the items listed in subsections (b)(5) and
               (9) shall be transferred after the Banking Center have closed for business on the date of Closing and that the records listed in subsections (b)(6) and (7) will be transferred as soon as possible after the Closing, but in no event more than seven calendar days after the Closing.

          (c) At the Closing, subject to all the terms and conditions of this Agreement, Purchaser shall deliver to Seller:

               (1) The Assignment and Assumption Agreement;

               (2) A certificate and receipt acknowledging the delivery and receipt of possession of the property and records referred to in this Agreement;

               (3) Immediately available funds in the net amount shown as owing to Seller by Purchaser on the Closing Statement, if any;

          (4) A certificate of a proper officer of Purchaser, dated as of the date of Closing, certifying to the fulfillment of all conditions which are the obligation of Purchaser and that all of the representations and warranties of Purchaser set forth in this Agreement remain true and correct in all material respects as of the Effective Time;

          (5) A certified copy of a resolution of the Board of Directors, or its Executive Committee, of Purchaser approving the purchase of the Banking Center contemplated hereby;

          (6) Such certificates and other documents as Seller and its counsel may reasonably require to evidence the receipt of Purchaser of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement; and

          (7)  The Closing Statement.

     (d)  All instruments, agreements and certificates described in this Section
          2.2 shall be in form and substance reasonably satisfactory to the parties' respective legal counsel.

Section 2.3. Post-Closing Adjustments

     (a) Not later than ten (10) calendar days after the Effective Time (the "Post-Closing Balance Sheet Delivery Date"), Seller shall deliver to Purchaser a balance sheet dated as of the Effective Time and prepared in accordance with GAAP reflecting the assets sold and assigned and the liabilities transferred and assumed hereunder (the "Post-Closing Balance Sheet"). Seller shall afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Seller in preparing the Post-Closing Balance Sheet. Within ten
          (10) calendar days following the Post-Closing Balance Sheet Delivery Date (the "Adjustment Payment Date"), Seller and Purchaser shall meet at the offices of Seller in Colquitt, Georgia, to effect the transfer of any funds as may be necessary to reflect agreed upon changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet together with interest thereon computed from the Effective Time to the Adjustment Payment Date at the applicable Federal Funds Rate (as hereinafter defined).

     (b) In the event that a dispute arises as to the appropriate amounts to be paid to either party on the Adjustment Payment Date, each party shall pay to the other on such Adjustment Payment Date all amounts other than those as to which a dispute exists. The parties agree to use their best efforts to mutually agree as to how to resolve any disputed amount. Any disputed amounts retained by a party which are later found to be due to the other party shall be paid to such other party promptly upon resolution with interest thereon from the Adjustment Payment Date to the date paid at the applicable Federal Funds Rate.

     (c) The Federal Funds Rate shall be the mean of the high and low rates quoted for Federal Funds in the Money Rates Column of the Wall Street Journal adjusted as such mean may increase or decrease during the period between the Effective Time and the Adjustment Payment Date.


                                   ARTICLE III
                                 INDEMNIFICATION

Section 3.1. Seller's Indemnification of Purchaser

         Seller shall indemnify, hold harmless and defend Purchaser from and against any material breach by Seller of any representation, warranty, covenant or agreement of Seller contained herein and all claims, losses, liabilities, demands and obligations, including, but not limited to, reasonable attorneys' fees and expenses, arising out of or related to any actions, suits or proceedings relating to operations and transactions at the Banking Center occurring prior to the Effective Time; and, except as otherwise provided in this Agreement, Seller shall further indemnify, hold harmless and defend Purchaser from and against all claims, losses, liabilities, demands and obligations, including, but not limited to, reasonable attorneys' fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including, but not limited to, salaries, rents and utility charges) incurred by Seller prior to the Effective Time and which are claimed or demanded on or after the Effective Time, or which arise out of any actions, suits or proceedings commenced on or after the Effective Time and which relate to operations at the Banking Center prior to the Effective Time.

Section 3.2. Purchaser's Indemnification of Seller

         Purchaser shall indemnify, hold harmless and defend Seller from and against any material breach by Purchaser of any representation, warranty, covenant or agreement of Purchaser contained herein and all claims, losses, liabilities, demands and obligations, including, but not limited to, reasonable attorneys' fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including, but not limited to, salaries, rents and utility charges), which Seller may receive, suffer or incur in connection with operations and transactions at the Banking Center occurring after the Effective Time and which relate to operations of Banking Center after the Effective Time.

Section 3.3. Claims for Indemnity

     (a) A claim for indemnity under Sections 3.1 or 3.2 of this Agreement may be made by the claiming party at any time prior to 24 months after the Effective Time by the giving of written notice thereof to the other party. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within such prescribed 24 month period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such 24 month period shall cease and no indemnity shall be made therefor.

     (b) In the event that any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Sections 3.1 or 3.2 hereof, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit. In the event that the indemnifying party shall fail to respond within five calendar days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party shall retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at the cost and expense of the indemnifying party. In effecting the settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party and shall enter into only such settlement as the indemnifying party shall approve (the indemnifying party's approval will be implied if it does not respond within ten calendar days of its receipt of the notice of such settlement offer).

Section 3.4. Limitations on Indemnification

         Notwithstanding anything to the contrary contained in this Article III, no indemnification shall be required to be made by either party until the aggregate amount of all such claims by a party exceeds $10,000. Once such aggregate amount exceeds $10,000, such party shall thereupon be entitled to indemnification for all amounts from the first dollar. IN ADDITION, THE PARTIES SHALL HAVE NO OBLIGATIONS UNDER THIS ARTICLE III FOR ANY CONSEQUENTIAL LIABILITY, DAMAGE OR LOSS THE INDEMNIFIED PARTY MAY SUFFER AS THE RESULT OF ANY DEMAND, CLAIM OR LAWSUIT.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as follows, which representations and warranties shall survive the Effective Time for a period of 24 months:

Section 4.1. Corporation Organization

         Seller is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Seller has the corporate power and authority to own its properties, to carry on its business as currently conducted and to effect the transactions contemplated herein.

Section 4.2. No Violation

         The Banking Center has been operated in all material respects in accordance with applicable laws, rules and regulations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (a) Seller's Articles of Incorporation or Bylaws; (b) any provision of any material agreement or any other material restriction of any kind to which Seller is a party or by which Seller is bound, which would cause a material adverse effect on the business operations of the Banking Center; (c) any statute, law, decree, regulation or order of any governmental authority, which would cause a material adverse effect on the business operations of the Banking Center; or (d) any provision which will result in a default under, or which cause the acceleration of the maturity of, any material obligation or loan to which Seller is a party.

Section 4.3. Corporate Authority

         The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by Seller's Board of Directors (or the Executive Committee thereof). No further corporate authorization is necessary for Seller to consummate the transactions contemplated hereunder.

Section 4.4. Enforceable Agreement

         This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

Section 4.5. No Brokers

         All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller and Purchaser, and there has been no participation or intervention by any other person, firm or corporation employed or engaged by or on behalf of Seller in such a manner as to give rise to any valid claim against Seller or Purchaser for a brokerage commission, finder's fee or like commission. Seller agrees to indemnify and hold Purchaser harmless from and against any claim for payment of such amounts. The obligations set forth herein shall survive the Closing or earlier termination of this Agreement.

Section 4.6. Personal Property

         Seller owns, and will convey to Purchaser at the Closing, all of Seller's right, title and interest to all of the Personal Property free and clear of any claims, mortgages, liens, security interests, pledges or encumbrances of any kind, except as may otherwise be set forth in this Agreement. The Personal Property will be, at the time of the Closing, in substantially the same operating condition and repair as on the date hereof subject to ordinary wear and tear.

Section 4.7. Real Property

         Seller makes the following representations and warranties regarding the Real Property:

     (a) Except as set forth in Exhibit 4.7, Seller has no knowledge of any condemnation proceedings pending against the Real Property.

     (b) Except as set forth in Exhibit 4.7, Seller has not entered into any agreement regarding the Real Property, and to Seller's knowledge the Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, or to Seller's knowledge, threatened or likely to be made or instituted, which would in any way be binding upon Purchaser or its successors or assigns or materially affect or limit Purchaser's or its successors' or assigns' use and enjoyment of the Real Property or which would materially limit or restrict Purchaser's right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

     (c) Seller has or will have at Closing good and marketable fee simple title to the Real Property and, at Closing, will own the Real Property outright subject to: no mortgage, pledge, lien, security interest, lease, charge, encumbrance or conditional sales or other title retention agreement; real property taxes not yet due and payable; and easements and rights of way upon which improvements encroach or which do not materially interfere with the use of the Real Property as a Banking Center.

     (d) Seller has no knowledge of and has received no notice of a violation of any applicable local, state and federal laws and regulations concerning the Real Property.

     (e) Seller has received no notice of, and to Seller's knowledge (1) there are no Hazardous Substances (as hereinafter defined) above ground or underground storage tanks on, under, or at the Real Property; (2) the Real Property has not been used for industrial purposes or for the storage, treatment or disposal of Hazardous Substances; and (3) the Real Property has not been listed by a governmental agency as containing any oil or Hazardous Substances. "Hazardous Substances," as used herein, means any toxic or hazardous waste, pollutants, or substances, including, without limitation, petroleum products or byproducts, asbestos (irrespective of whether or not encapsulated) and substances defined or listed as hazardous substances or toxic substances or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 41 U.S.C.ss.9601, et seq., hazardous materials identified in or pursuant to the Hazardous Materials Transportation Act, 49 U.S.C.ss.1802, et seq., hazardous waste identified in or pursuant to the Resource Conservation and Recovery Act of 1976, as amended, 15 U.S.C.ss.2601, et seq., or any hazardous or toxic substance or pollutants regulated under any other applicable federal or local environmental law; except that, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words "Hazardous Substance(s)" shall not mean or include de minimis levels of hazardoussubstances present in the ordinary course of business which do not pose a material threat to human health or the environment.

     (f) Neither Seller nor the Real Property is subject to any commitment, obligation, lease or agreement with respect to the Real Property, including, but not limited to, any right of first refusal or offer to purchase.

Section 4.8. Condition of Property

         The Real Property and Personal Property to be purchased by Purchaser hereunder are sold AS IS, WHERE IS, with no warranties or representations whatsoever, except as may be expressly represented or warranted in this Agreement.

Section 4.9. Loans

         Seller makes the following representations and warranties with respect to each Loan to be transferred to Purchaser hereunder: to Seller's knowledge the Loan is a valid obligation according to its tenor without any offsets and defenses thereto; Seller is the sole owner thereof, no participation therein having been sold; the Loan is not pledged or encumbered; the principal balance of the Loan and accrued interest as shown on Seller's books and records are true and correct as of the last date shown thereon; to Seller's knowledge all purported signatures on and executions of any document in connection with such Loan are genuine; to Seller's knowledge all documentation regarding a loan has been actually signed or executed by all necessary parties; and Seller has custody of the original documents related to each Loan and shall transfer such documents to Purchaser at the Closing.

Section 4.10. Deposit Liabilities

         Seller makes the following representations and warranties with respect to the Deposit Liabilities for each customer which are to be assumed by
Purchaser: the Deposit Liabilities are valid liabilities arising from deposits made or CDs purchased by a customer; for each Deposit Liability the account balances and interest accrued as shown on the Seller's books and records are true and correct as of the last date shown thereon; to Seller's knowledge all purported signatures on and executions of any document in connection with such accounts are genuine; to Seller's knowledge all deposit account contracts and signature cards have actually been signed or executed by all necessary parties and are assignable to Purchaser; and Seller has custody of the originals of such documents and shall transfer such documents to Purchaser as the Closing. To Seller's knowledge there are no Deposit Liabilities, except for the obligation to maintain the deposits in accordance with the deposit contracts and to pay the account balances and interest accrued thereon.

Section 4.11. Obligations to Employees

         With respect to Employees in the Banking Center, no obligations for any payment shall be outstanding or pending at the Effective Time and there is no employment agreement in effect with respect to any such Employees.

Section 4.12. No Suits or Proceedings

         There is no pending or, to Seller's knowledge, threatened adverse claims, suits or judicial or administrative proceedings which would affect the transactions contemplated by this Agreement.

Section 4.13. No Liabilities

         To Seller's knowledge, there are no other liabilities, contingent, direct, indirect or otherwise, affecting the Banking Center other than those liabilities specifically described herein. Without limiting the generality of the foregoing, to Seller's knowledge, there are no liabilities arising out of or in connection with the safe deposit box contracts other than the liability to provide the safe deposit boxes in accordance with the terms of such contracts.

Section 4.14. True Statement

         Neither this Agreement nor any certificate, document or other information furnished or to be furnished to Purchaser by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby contains or will contain any misstatement of a material fact, or omits or will omit to state a material fact necessary in order to make the representations and warranties and other statements herein or therein contained not misleading, in the circumstances in which made.

Section 4.15. Financial Data

         Attached hereto as Exhibit 4.15 are a Balance Sheet dated as of September 30, 2001 and a Asset Listing with Net Book Value as of September 30, 2001 (collectively, the "Financials"). With respect to the Financials, Seller represents and warrants as follows: the amounts shown as loans, land and buildings, FF&E and deposits on the Balance Sheet are the amounts for such items for the Banking Center as shown on the books and records of the Seller and are true and correct as of the date shown thereon and have been determined using GAAP; and the data on the Asset Listing Sheet is true and correct and the amounts shown thereon are the same as reflected in the books and records of the Seller.

Section 4.16. Limitation of Representations and Warranties

         Except as may be expressly represented or warranted in this Agreement by Seller, Seller makes no representations or warranties whatsoever with regard to any asset being transferred to Purchaser or any liability or obligation being assumed by Purchaser or as to any other matter or thing.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows, which representations and warranties shall survive the Effective Time for a period of 24 months:

Section 5.1. Corporate Organization

         Purchaser is a banking corporation, duly organized, validly existing, and in good standing under the laws of the State of Georgia. Purchaser has the corporate power and authority to own the properties being acquired, to assume the liabilities being transferred and to effect the transactions contemplated herein.

Section 5.2. No Violation

         Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (a) the Articles of Incorporation or Bylaws of Purchaser; (b) any provision of any material agreement or any other material restriction of any kind to which Purchaser is a party or by which Purchaser is bound, which would have a material adverse effect on Purchaser's ability to perform its obligations under this Agreement; or (c) any statute, law, decree, regulation or order of any governmental authority, which would have a material adverse effect on Purchaser's ability to perform its obligations under this Agreement.

Section 5.3. Corporate Authority

         The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by the Purchaser's Board of Directors (or Executive Committee thereof). No further corporate authorization on the part of Purchaser is necessary to consummate the transactions contemplated hereunder.

Section 5.4. Enforceable Agreement

         This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

Section 5.5. No Brokers

         All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller and Purchaser, and there has been no participation or intervention by any other person, firm or corporation employed or engaged by or on behalf of Purchaser in such a manner as to give rise to any valid claim against Seller or Purchaser for a brokerage commission, finder's fee or like commission. Purchaser agrees to indemnify and hold Seller harmless from and against any claim for payment of such amounts. The obligations set forth herein shall survive the Closing or earlier termination of this Agreement.

                                   ARTICLE VI

            OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

Section 6.1. Full Access

         Seller shall afford to the officers and authorized representatives of Purchaser, upon prior notice and subject to Seller's normal security requirements, access to the properties, books and records pertaining to the Banking Center in order that Purchaser may have full opportunity to make reasonable investigations, at reasonable times without interfering with the normal business and operations of the Banking Center, or the affairs of Seller relating to the Banking Center. The officers of Seller shall furnish Purchaser with one standard set of such additional financial and operating data and other information as to its business and properties at the Banking Center, or where otherwise located, as Purchaser may, from time to time, reasonably request and as shall be available, including, without limitation, information required for inclusion in all governmental applications necessary to effect this transaction. Any additional copies of such information shall be produced and provided at Purchaser's expense. Nothing in this Section 6.1 shall require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans. Records, including, without limitation, credit information, relating to the Loans will be made available for review by Purchaser no later than 15 calendar days after the execution of this Agreement. It is understood that certain of Seller's records may be available only in the form of photocopies, film copies or other non-original and non-paper media.

Section 6.2. Delivery of Magnetic Media Records

         Seller shall prepare at its expense and make available to Purchaser at Seller's data processing center magnetic media records in Seller's field format not later than 30 calendar days after the execution of this Agreement and further shall make available to Purchaser such records updated as of the Closing Date, which records shall contain the information related to the items described in subsections 2.2(b)(6) and (b)(7) above. Such updated records shall be made available at such time after Closing as agreed to by the parties. At its option, Seller may provide such reports in paper format instead of magnetic media format.

Section 6.3. Data Processing

         If Seller's magnetic media records are not converted to Purchaser's data processing system at or before the Effective Time, Seller agrees to continue processing banking transactions occurring at the Banking Center on behalf of Purchaser for up to 60 days following the Effective Time. Furthermore, if Seller's magnetic media records are converted to Purchaser's data processing system before the Effective Time, Purchaser agrees to continue processing banking transactions occurring at the Banking Center on behalf of Seller until the Effective Time.

Section 6.4. Application for Approval to Effect Purchase of Assets and
             Assumption of Liabilities

     Within five (5) calendar days following the execution of this Agreement, Purchaser shall prepare and file applications required by law with the appropriate regulatory authorities for approval to purchase and assume the aforesaid assets and liabilities, to establish branches at the locations of the Banking Center, and to effect in all other respects the transactions contemplated herein; provided, however, that the Purchaser shall not be deemed to have breached this Section 6.4 if it cannot prepare and file such application within such five (5) calendar day period due to any action or inaction on the part of Seller. Purchaser agrees to process such applications in a diligent manner and on a priority basis and to provide Seller promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence and other documents with respect thereto, and to use its best efforts to obtain all necessary regulatory approvals. On the date hereof, neither Seller nor Purchaser knows of any reason why such applications should not receive all such approvals. Purchaser shall promptly notify Seller upon receipt by Purchaser of notification that any application provided for hereunder has been denied. Seller shall provide such assistance and information to Purchaser as shall be reasonably necessary for Purchaser to comply with the requirements of the applicable regulatory authorities.

Section 6.5. Conduct of Business; Maintenance of Properties

         From the date hereof until the Effective Time, Seller covenants that it will:

     (a) Carry on the business of the Banking Center substantially in the same manner as on the date hereof, use all reasonable efforts to preserve intact its current business organization and preserve its business relationships with depositors, customers and others having business relationships with it and whose accounts will be retained at the Banking Center and to keep available the services of its present employees; provided, however, that Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market area of the Banking Center, and shall not, (1) other than changes to match rates charged by competitors of the Banking Center, change the interest rates offered by it on deposits in the Banking Center, or (2) take any other action to materially increase the level of public funds on deposit at the Banking Center above those set forth on the Financials, other than (i) normal fluctuations in existing public funds transaction account and
          (ii) unsolicited deposits.

     (b) Cooperate with and assist Purchaser in assuring the orderly transition of the business of the Banking Center to Purchaser from Seller;

     (c) Maintain the Real Property and the Personal Property in its current condition, ordinary wear and tear excepted, and maintain casualty and hazard insurance on all of the property at the same levels as maintained as of the date hereof;

     (d) Use its reasonable best efforts to avoid any act that would have a material adverse effect upon the value of the Loans or the other assets to be transferred hereunder;

     (e) Maintain its books of account and records concerning the Banking Center and the Loans and Deposit Liabilities in the ordinary and usual manner, in accordance with GAAP;

     (f) Not take any action which would cause any representation or warranty made herein to be untrue at the date of Closing;

     (g) Not make any changes in its management policies or pricing at the Banking Center, unless the changes are consistent with competitive market conditions;

     (h) Not directly compete for or solicit business originated from, carried on the books of, or maintained or serviced by, the Banking Center in any manner inconsistent with or adverse to Purchaser's interests; and

     (i) Refrain from entering into any agreements or creating any covenants or other encumbrances affecting the Real Property.

Section 6.6. No Solicitation by Seller

         For a period of 12 months after the Effective Time, Seller and any of Seller's affiliate banks will not specifically target and solicit customers of the Banking Center; provided, however, these restrictions shall not restrict general mass mailings, telemarketing calls, statement stuffers and other similar communications directed to all the current customers of Seller or Seller's affiliates, or to the public or newspaper, radio, television or Internet advertisements of a general nature or otherwise prevent Seller from taking such actions as may be required to comply with any applicable federal or state laws, rules or regulations. In addition, these restrictions shall not restrict (a) the solicitation of commercial accounts established and maintained prior to the Effective Time in offices other than the Banking Center or (b) the ability of Seller to install, operate and serve customers' needs through automated teller machines at any location other than within a two (2)-mile radius of the Banking Center.
                                       26

Section 6.7. Restrictions on New Offices

         Seller agrees that for a period of three years after the Effective Time, Seller shall not operate any office in Miller County, Georgia, for the purpose of receiving deposits. The agreement of Seller in this Section 6.6 shall not be applicable to banking offices which are acquired by Seller as a result of its acquisition of financial institutions having main offices located in counties other than Miller County, Georgia.

Section 6.8. Further Actions

         The parties hereto shall execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement.

Section 6.9. Fees and Expenses

     Purchaser shall be responsible for the costs of all title examinations, title insurance fees, surveys, its own attorneys' and accountants' fees and expenses, recording costs, transfer fees (except for real estate transfer taxes and the recording fees for the limited warranty deed and any fees and costs in connection with curing any Title Defects, which will be paid by Seller) and other expenses arising in connection therewith. Seller shall be responsible for its own attorneys' and accountants' fees and expenses related to this transaction.

Section 6.10. Breaches with Third Parties

         If the assignment of any material claim, contract, license, lease, commitment, sales order or purchase order (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of Purchaser or Seller thereunder, then such assignment is hereby made subject to such consent or approval being obtained.

Section 6.11. Insurance

         As of the Effective Time, Seller will discontinue its insurance coverage maintained in connection with the Banking Center and the activities conducted thereon. Purchaser shall be responsible for all insurance protection for the Banking Center premises and the activities conducted thereon immediately following the Effective Time. Pending the Closing, risk of loss shall be the responsibility of Seller.

Section 6.12. Public Announcements

         Seller and Purchaser agree that, from the date hereof, neither shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein without first consulting with the other party hereto and reaching an agreement upon the substance and timing of such announcement or comment. Further, Seller and Purchaser acknowledge the sensitivity of this transaction to the Employees and no announcements or communications with the public or these Employees shall be made without the prior approval of Seller.

Section 6.13. Tax Reporting

         Seller shall comply with all tax reporting obligations in connection with transferred assets and liabilities on or before the Effective Time, and Purchaser shall comply with all tax reporting obligations with respect to the transferred assets and liabilities after the Effective Time.

Section 6.14. Employee Information

         Prior to the Closing Date, Seller shall, upon request, provide Purchaser with mutually agreed upon personnel information regarding employees of the Banking Center; provided, however, that neither this section nor any other provisions of this Agreement shall be construed as an agreement, consideration, inducement, or creation of any responsibility or liability on the part of Purchaser, or as affecting in any manner or to any extent whatsoever the rights or obligations of Purchaser, with respect to the employment of any employee of Seller.

Section 6.15. Transition Period

         Seller shall make available to the Purchaser, on a mutually agreeable basis, personnel for consultation and the performance of services reasonably necessary for an orderly transition during normal business hours for a period of sixty (60) calendar days after the Closing.

                                  ARTICLE VII
                     CONDITIONS TO PURCHASER'S OBLIGATIONS

         The obligation of Purchaser to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

Section 7.1. Representations and Warranties True

         The representations and warranties made by Seller in this Agreement shall be true in all material respects on and as of the Effective Time as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to in writing by Purchaser, and without regard to the knowledge of the Seller.

Section 7.2. Obligations Performed

         Seller shall (a) deliver or make available to Purchaser those items required by Section 2.2 hereof, and (b) perform and comply in all material respects with all obligations, conditions and agreements required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

Section 7.3. No Adverse Litigation

         As of the Effective Time, no action, suit or proceeding shall be pending or threatened against Seller which is reasonably likely to (a) materially and adversely affect the business, properties and assets of the Banking Center, or (b) materially and adversely affect the transactions contemplated herein.

Section 7.4. Regulatory Approval

         Purchaser shall have received all necessary regulatory approvals of the transactions contemplated herein, all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

                                  ARTICLE VIII
                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligation of Seller to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

Section 8.1. Representations and Warranties True

         The representations and warranties made by Purchaser in this Agreement shall be true in all material respects at and as of the Effective Time as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to in writing by Seller.

Section 8.2. Obligations Performed

         Purchaser shall (a) deliver to Seller those items required by Section
2.2 hereof, and (b) perform and comply in all material respects with all obligations, conditions and agreements required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

Section 8.3. No Adverse Litigation

         As of the Effective Time, no action, suit or proceeding shall be pending or threatened against Purchaser which might materially and adversely affect the transactions contemplated hereunder.

Section 8.4. Regulatory Approval

     (a) Purchaser shall have received from the appropriate regulatory authorities approval of the transactions contemplated herein, waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

     (b) Such approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Seller.


                                   ARTICLE IX

                                   TERMINATION



Section 9.1. Methods of Termination

         This Agreement may be terminated in any of the following ways:

     (a) by either Purchaser or Seller, in writing five calendar days in advance of such termination, if the Closing has not occurred by January 31, 2002;

     (b) by either Purchaser or Seller, in writing five calendar days in advance of such termination, if all approvals by regulatory agencies have been received and all statutory waiting periods have expired on or before December 31, 2001 and the Closing has not occurred by December 31, 2001;

     (c) at any time on or prior to the Effective Time by the mutual consent in writing of Purchaser and Seller;

     (d) by Purchaser in writing if the conditions set forth in Article VII of this Agreement shall not have been met by Seller or waived in writing by Purchaser within 30 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired;

     (e) by Seller in writing if the conditions set forth in Article VIII of this Agreement shall not have been met by Purchaser or waived in writing by Seller within 30 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired;

     (f) any time prior to the Effective Time, by Purchaser or Seller in writing if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of 30 calendar days after the giving of notice to the breaching party of such breach or the Effective Time; provided, however, that there shall be no cure period in connection with any breach of Section 6.4 hereof, so long as such breach by Purchaser was not caused in whole or in part by any action or inaction of Seller, and Seller may terminate this Agreement immediately if regulatory applications are not filed within 30 calendar days after the date of this Agreement as provided in that Section;

     (g) by Seller in writing at any time after any applicable regulatory authority has denied approval of any application of Purchaser for approval of the transactions contemplated herein; or

     (h)  in accordance with Section 1.10 hereof.

Section 9.2. Procedure Upon Termination

         In the event of termination pursuant to Section 9.1 hereof, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate.

         If this Agreement is terminated as provided herein,

     (a) each party will return all documents, work papers and other materials, including electronic data, of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same; and

     (b) all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.

Section 9.3. Payment of Expenses

         Should the transactions contemplated herein not be consummated because of a party's breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization and documentation, its reasonable outside legal, accounting, consulting and other out-of-pocket expenses.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

Section 10.1. Amendment and Modification

         The parties hereto, by mutual consent of their duly authorized officers, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

Section 10.2. Waiver of Extension

         Except with respect to required approvals of the applicable governmental authorities, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein.

Section 10.3. Assignment

         This Agreement and all of the provisions hereof shall be binding, upon, and shall inure to the benefit of, the parties hereto and their permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other.

Section 10.4. Confidentiality

         Seller and Purchaser (or one of its affiliates) agree that the Confidentiality Agreement dated August 31, 2001, between Seller and Purchaser (or one of its affiliates) (the "Confidentiality Agreement") shall survive the execution hereof and the consummation of the transactions contemplated herein.

Section 10.5. Addresses for Notices, Etc.

         All notices, requests, demands, consents and other communications provided for hereunder and under the related documents shall be in writing and mailed (by registered or certified mail, return receipt requested), telegraphed, telexed, telecopied or personally delivered (with receipt thereof acknowledged) to the applicable party at the address indicated below:

                  If to Seller:                      Mark L. Davis
                                                     Security Bank and Trust
                                                     Company of Albany
                                                     401 Pine Avenue
                                                     Albany, Georgia  31702-2459
                                                     Fax:  (229) 430-7006

                  with copies to:                    Lamar Weaver
                                                     Synovus Financial Corp.
                                                     901 Front Avenue
                                                     Suite 201
                                                     Columbus, Georgia  31901
                                                     Fax:  (706) 649-2342

                  and                                Kathleen Moates, Esq.
                                                     Synovus Financial Corp.
                                                     901 Front Avenue
                                                     Suite 301
                                                     Columbus, Georgia  31902
                                                     Fax:  (706) 649-2479

                  If to Purchaser:                   John C. Mosely
                                                     President
                                                     Merchants & Farmers Bank
                                                     103 West 3rd
                                                     Donalsonville, Georgia
                                                     31745-1505
                                                     Fax:  (229) 524-2508

                  with a copy to:                    Steven E. Fox, Esq.
                                                     Rogers & Hardin LLP
                                                     2700 International Tower
                                                     229 Peachtree Street, N.E.
                                                     Atlanta, Georgia
                                                     30303-1601
                                                     Fax:  (404) 525-2224

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.

Section 10.6. Counterparts

         This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.7. Headings

         The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part thereof.

Section 10.8. Governing Law

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia.

Section 10.9. Sole Agreement

         Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the sole agreement between the parties hereto respecting the transactions contemplated hereby and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein.

Section 10.10. Severability

         If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

Section 10.11. Parties in Interest

         Nothing in this Agreement, express or implied, expressly including, without limiting the generality of the foregoing in any way, the provisions of
Section 1.6(a) hereof, is intended or shall be construed to confer upon or give to any person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

                               [Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

ATTEST:                                     SECURITY BANK AND TRUST COMPANY
                                            OF ALBANY


By:      /s/ M. Scott Tomlinson             By:      /s/ Mark L. Davis
   ---------------------------------           --------------------------------
Name:    M. Scott Tomlinson                 Name:    Mark L. Davis
     -------------------------------             ------------------------------
Title:   Executive Vice President           Title:   President
      ------------------------------              -----------------------------



ATTEST:                                     MERCHANTS & FARMERS BANK


By:      /s/ Cindi Lewis                    By:      /s/ Kenneth J. Hunnicutt
   ---------------------------------           --------------------------------
Name:    Cindi Lewis                        Name:    Kenneth J. Hunnicutt
     -------------------------------              -----------------------------
Title:   Senior Vice President &            Title:  Chairman & Chief Executive
      ------------------------------              -----------------------------
         Corporate Secretary of ABC                 Officer of ABC Bancorp,
         Bancorp, Parent Company of                 Parent Company of Merchants
         Merchant & Farmers Bank                    & Farmers Bank

                        PURCHASE AND ASSUMPTION AGREEMENT
                                     Between
                    SECURITY BANK AND TRUST COMPANY OF ALBANY
                                       and
                            MERCHANTS & FARMERS BANK



                                  EXHIBIT LIST

Exhibit No.                      Description

1.1(a)(1)                        Real Estate Description
1.1(b)                           List of Excluded Assets
1.3(a)                           List of Excluded Deposits
1.4(k)                           Power of Attorney
1.6(c)                           Severance Benefits
2.2(b)(2)                        Form of Bill of Sale
2.2(b)(3)                        Form of Assignment and Assumption Agreement
2.2(b)(14)                       Form of Closing Statement
2.2(b)(17)                       Form of Title Affidavit
4.7                              Real Property Exceptions
4.15                             The Financials

                                                               EXHIBIT 1.1(a)(1)

                        PURCHASE AND ASSUMPTION AGREEMENT
                                     Between
                    SECURITY BANK AND TRUST COMPANY OF ALBANY
                                       and
                            MERCHANTS & FARMERS BANK



                             REAL ESTATE DESCRIPTION

                                                                  EXHIBIT 1.1(b)

                        PURCHASE AND ASSUMPTION AGREEMENT
                                     Between
                    SECURITY BANK AND TRUST COMPANY OF ALBANY
                                       and
                            MERCHANTS & FARMERS BANK


                             LIST OF EXCLUDED ASSETS

                                                                  EXHIBIT 1.3(a)

                        PURCHASE AND ASSUMPTION AGREEMENT
                                     Between
                    SECURITY BANK AND TRUST COMPANY OF ALBANY
                                       and
                            MERCHANTS & FARMERS BANK


                            LIST OF EXCLUDED DEPOSITS

                                                                  EXHIBIT 1.4(k)

                        PURCHASE AND ASSUMPTION AGREEMENT
                                     Between
                    SECURITY BANK AND TRUST COMPANY OF ALBANY
                                       and
                            MERCHANTS & FARMERS BANK


                                POWER OF ATTORNEY

         THIS POWER OF ATTORNEY is dated this _____ day of ____________, 2001, by Security Bank and Trust Company of Albany, a bank organized under the laws of the State of Georgia ("Security Bank"), to be effective as of 2:00 p.m. on ____________, 2001.

                                   WITNESSETH:

         WHEREAS, Security Bank and Merchants & Farmers Bank have entered into a Purchase and Assumption Agreement dated as of ____________, 2001 (the "Agreement"), which provides for the sale by Security Bank to the Merchants & Farmers Bank of certain personal property; and

         WHEREAS, in a Bill of Sale to Merchants & Farmers Bank dated ____________, 2001 (the "Bill of Sale"), Security Bank has agreed, from time to time, at the request of Merchants & Farmers Bank, to execute, acknowledge, and deliver any and all instruments, documents, endorsements, assignments, information, materials, and other papers that may be reasonably required to (i) transfer to Merchants & Farmers Bank certain Assets (as defined in the Bill of Sale) being acquired by Merchants & Farmers Bank pursuant to the Agreement, including, but not limited to, loans and the collateral therefor to the extent of Security Bank's interest in such collateral and files and records relating to such loans, (ii) enable Merchants & Farmers Bank to bill, collect, service, and administer the loans transferred thereby and (iii) give full force and effect to the intent and purpose of the Bill of Sale.

         NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Security Bank hereby irrevocably appoints and authorizes the President or any Vice President, or the Secretary or any Assistant Secretary, of Merchants & Farmers Bank as its attorney-in-fact solely for the purpose of endorsing and recording, pursuant to the Bill of Sale, certificates of title for vehicles and similar documents, provided such power of attorney is not intended to and does not convey to Merchants & Farmers Bank any right to endorse or record any documents of title relating to collateral other than collateral transferred pursuant to the Bill of Sale as described in the preceding paragraph.

         IN WITNESS WHEREOF, Security Bank has caused this Power of Attorney to be duly executed by its duly authorized officer as of the day and year first above written.

WITNESSES:                            SECURITY BANK AND TRUST COMPANY
                                      OF ALBANY


                                      By:
------------------------------           --------------------------------------
                                      Name:
                                           ------------------------------------
                                      Title:
------------------------------              -----------------------------------

                                                                  EXHIBIT 1.6(c)

                        PURCHASE AND ASSUMPTION AGREEMENT
                                     Between
                    SECURITY BANK AND TRUST COMPANY OF ALBANY
                                       and
                            MERCHANTS & FARMERS BANK


                               SEVERANCE BENEFITS

         Two weeks of base pay for every year of service with Seller, with a minimum severance benefit of 30 days.

                                                               EXHIBIT 2.2(b)(2)

                        PURCHASE AND ASSUMPTION AGREEMENT
                                     Between
                    SECURITY BANK AND TRUST COMPANY OF ALBANY
                                       and
                            MERCHANTS & FARMERS BANK


                                  BILL OF SALE

         THIS BILL OF SALE is dated this _____ day of ____________ 2001, by Security Bank and Trust Company of Albany, a bank organized under the laws of the State of Georgia ("Seller").

                                   WITNESSETH:

         WHEREAS, Seller and Merchants & Farmers Bank, a bank organized under the laws of the State of Georgia, have entered into a Purchase and Assumption Agreement dated as of ____________, 2001 (the "Agreement"), which provides for the sale by Seller to Purchaser of certain personal property and loans related to Seller's offices located in Colquitt, Georgia (the "Banking Center"), all as set forth in the Agreement;

         NOW, THEREFORE, Seller, for good and valuable consideration, receipt of which is hereby acknowledged, does hereby grant, bargain, sell, assign, set over, convey and transfer to Purchaser all of its right, title and interest in and to the following assets (the "Assets"):

         (a) All furniture, fixtures, equipment and other tangible personal property located in the Banking Center, except for those items listed in Exhibit 1.1(b) of the Agreement;

         (b) All of the loans maintained, serviced and listed in Seller's general ledger as loans of the Banking Center (except for those loans described in Section 1.4(b) of the Agreement), and a list of such specific loans is attached hereto (the "Loans"); and

         (c) All of Seller's files and records related to the Loans, Deposit Liabilities, Safe Deposit Box Contracts and other liabilities (as such terms are defined or described in the Agreement).

         Seller, for itself and its successors and assigns, does hereby covenant and agree to and with Purchaser and its successors and assigns that it (i) is seized of, and has the right to convey to Purchaser, such title to the Assets as is provided in the Agreement, (ii) will warrant and defend said title to the Assets in the manner provided in the Agreement, and (iii) shall, from time to time, at the request of Purchaser, execute, acknowledge and deliver to Purchaser any and all further instruments, documents, endorsements, assignments, information, materials and other papers that may be reasonably required to transfer the Assets to Purchaser, to enable Purchaser to bill, collect, service and administer the Loans and to give full force and effect to the full intent and purposes of this Bill of Sale.

         IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed by its duly authorized officers and its corporate seal to be affixed hereto, all as of the day and year first above written.

                                             SECURITY BANK AND TRUST COMPANY
                                             OF ALBANY


                                             By:
                                                -------------------------------
                                             Name:
                                                  -----------------------------
                                             Title:
                                                   ----------------------------


ATTEST:

By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------

                                                               EXHIBIT 2.2(b)(3)

                        PURCHASE AND ASSUMPTION AGREEMENT
                                     Between
                    SECURITY BANK AND TRUST COMPANY OF ALBANY
                                       and
                            MERCHANTS & FARMERS BANK

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into this _____ day of ____________, 2001, by and between Security Bank and Trust Company of Albany, a bank organized under the laws of the State of Georgia ("Seller"), and Merchants & Farmers Bank, a bank organized under the laws of the State of Georgia ("Purchaser").

                                   WITNESSETH:

         WHEREAS, Seller and Purchaser have entered into a Purchase and Assumption Agreement dated as of ____________ , 2001 (the "Agreement"), which provides for the assignment by Seller of all of its rights and interests in and to certain leases, contracts, deposit accounts and other liabilities related to Seller's offices located in Colquitt, Georgia (the "Banking Center"), and the assumption by Purchaser of all of Seller's liabilities and obligations thereunder, all as set forth in the Agreement;

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged by Seller and Purchaser, Seller hereby assigns, transfers and sets over to Purchaser all of Seller's rights and interests to, and Purchaser does hereby assume all of Seller's liabilities and obligations in connection with, the following assets (the "Assets");

             (a) All deposit accounts located at the Banking Center as set on the conversion tape delivered by Seller to Purchaser pursuant to consummation of the transactions contemplated by the Agreement, except for those deposit accounts and liabilities described in Section 1.3(b) of and
                      Exhibit 1.3(a) to the Agreement (the "Deposit Liabilities"); and

             (b)      Safe Deposit Contracts.

         This Assignment and Assumption Agreement shall be binding upon, and shall inure to the benefit of, Seller, Purchaser, and each of their successors and assigns and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

         This Assignment and Assumption Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Georgia.

         IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers and their corporate seals to be affixed hereto, all as of the day and year first above written.

                                            SECURITY BANK AND TRUST COMPANY
                                            OF ALBANY


                                            By:
                                               --------------------------------
                                            Name:
                                                 ------------------------------
                                            Title:
                                                  -----------------------------


ATTEST:

By:
   ----------------------------------------
Name:
     --------------------------------------
Title:
      -------------------------------------


                                            MERCHANTS & FARMERS BANK


                                            By:
                                               --------------------------------
                                            Name:
                                                 ------------------------------
                                            Title:
                                                  -----------------------------

ATTEST:

By:
   ----------------------------------------
Name:
     --------------------------------------
Title:
      -------------------------------------

                                                              EXHIBIT 2.2(b)(14)

                        PURCHASE AND ASSUMPTION AGREEMENT
                                     Between
                    SECURITY BANK AND TRUST COMPANY OF ALBANY
                                       and
                            MERCHANTS & FARMERS BANK


                                CLOSING STATEMENT

              (Pre-Closing Balance Sheet as of ____________, 2001)


Cash due Purchaser for:

         Deposit liability (including

         accrued interest)                           ____________

         Pro rata safe deposit box rental            ____________

         Pro rata real property taxes                ____________

         Real Estate Transfer Tax                    ____________

         Total Cash due Purchaser                    ____________

Cash due Seller for:

         Real Property                               ____________

         Personal Property                           ____________

         Coins and currency                          ____________

         Premium on deposits                         ____________

         Loans and other assets
         (including accrued interest)                ___________

         Pro rata FDIC insurance                     ____________

         Total Cash due Seller                       ____________

         Net Cash due (Purchaser) (Seller)           ____________

         Seller hereby approves the Closing Statement and acknowledges receipt of the total cash due Seller. Purchaser hereby approves the Closing Statement, acknowledges receipt of the net cash due Purchaser and assumes liability for payment of all taxes and other expenses as provided for in the Purchase and Assumption Agreement between Seller and Purchaser dated as of ____________, 2001 (the "Agreement"). Seller and Purchaser agree to make subsequent adjustments to the extent necessary in accordance with Section 2.3 of the Agreement.

                                          SECURITY BANK AND TRUST COMPANY
                                          OF ALBANY


                                          By:
                                             ----------------------------------
                                          Name:
                                               --------------------------------
                                          Title:
                                                -------------------------------
                                          Date:
                                               --------------------------------



                                          MERCHANTS & FARMERS BANK


                                          By:
                                             ----------------------------------
                                          Name:
                                               --------------------------------
                                          Title:
                                                -------------------------------
                                          Date:
                                               --------------------------------

                                                              EXHIBIT 2.2(b)(17)

                        PURCHASE AND ASSUMPTION AGREEMENT
                                     Between
                    SECURITY BANK AND TRUST COMPANY OF ALBANY
                                       and
                            MERCHANTS & FARMERS BANK

                                OWNER'S AFFIDAVIT

STATE OF ___________           )                NBU FILE # ______________
                               )  SS:           [NAME OF FACILITY]
COUNTY OF _________            )                [CITY, STATE]


         The undersigned, _________________, being duly sworn according to law, deposes and says as follows:

         1.       Affiant is the ______________ of ______________________, a
                  ___________ corporation, hereinafter the "Company", that Affiant has personal knowledge of the facts that are sworn to in this affidavit, and Affiant is fully authorized and qualified to make this affidavit.

         2. That there are no unpaid bills incurred by the Company for work performed upon or materials delivered to the land described on Exhibit "A" attached hereto and made a part hereof by this reference (hereinafter the "Property") for the construction or improvement of the Property during the past 95 calendar days.

         3. That the Company is in exclusive undisturbed possession of the Property and no other person has possession or any right to possession of the Property or any interest therein, including oil, gas or other minerals, and there are no unrecorded tenancies, leases or other occupancies on the Property.

         4. Except as shown on the Commitment [or attached hereto as Exhibit "B"], there are no financing statements, chattel mortgages, conditional bills of sale or retention of title agreements affecting any fixtures located on the Property.

         5. Except as shown on the Commitment [or attached hereto as Exhibit "C"], there are no easements or claims of easement to the Property; and no existing contracts, options or rights to purchase for the Property other than in the transaction for which this affidavit is given.

         6. Except as shown on the Commitment [or attached hereto as Exhibit "D"], there are no judgments, liens, mortgages, or other claims against the Property or against the Company which would attach as a lien against the Property.

         7. That no proceeding in bankruptcy instituted by or against the Company is pending, nor has the Company ever made an assignment for the benefit of creditors.

         8. That there is no action or proceeding relating to the Property in any state or federal court of the United States nor any state or federal judgment or any federal lien of any kind or nature whatever which now constitutes a lien or charge upon the Property.

         9. That the Company has not entered into any agreement with any real estate broker for payment of a real estate commission or fees relating to the purchase, sale, management, leasing or other services in connection with the Property.

         10. That there are no unpaid taxes, special assessments or assessments of any nature, whether imposed by governmental or private authority, against said Property, and that the Company has no knowledge or notice of any plans for imposition of a future assessment.

This affidavit is given to induce CHICAGO TITLE INSURANCE COMPANY to issue its policies of title insurance including endorsements knowing full well that it will rely upon the accuracy of same.

Sworn to and subscribed                     __________________________, a ______
before me this      day of                  corporation
               ----
________, 2001.

                                            By:
                                               --------------------------------
                                            Name:
------------------------------------             ------------------------------
Notary Public
[NOTARY SEAL]                                        [CORPORATE SEAL]

My commission expires:                      SELLER'S FEDERAL TAX I.D. NUMBER IS:

------------------------------------        ------------------------------------


                                            SELLER'S POST-CLOSING ADDRESS:

                                            ------------------------------------
                                            ------------------------------------

                                   EXHIBIT "A"

                          (Attach Property Description)

                                   EXHIBIT "B"

                                   EXHIBIT "C"

                                   EXHIBIT "D"

                                                                     EXHIBIT 4.7

                        PURCHASE AND ASSUMPTION AGREEMENT
                                     Between
                    SECURITY BANK AND TRUST COMPANY OF ALBANY
                                       and
                            MERCHANTS & FARMERS BANK


                            REAL PROPERTY EXCEPTIONS

                                      None

                                                                    EXHIBIT 4.15

                        PURCHASE AND ASSUMPTION AGREEMENT
                                     Between
                    SECURITY BANK AND TRUST COMPANY OF ALBANY
                                       and
                            MERCHANTS & FARMERS BANK


                                 The Financials